Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 31, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. PROVIDES UPDATE REGARDING CLOSURE
OF STORES AS PART OF COVID-19 RESPONSE

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that after thoughtful consideration of the health and welfare of its guests, teammates, and communities, it will extend the closure of all brick and mortar stores indefinitely. The Company’s online store at buckle.com will remain open. Company management will continue to monitor as additional guidance is issued from the Center for Disease Control along with U.S. and local governments as it develops plans to open stores at a future date.

Given the uncertainty regarding the potential length and severity of the pandemic as well as the potential impact to the Company, the Company will furlough the majority of its store and corporate office teammates effective April 5, 2020. During the furlough period, the Company will continue to provide full benefits for participating teammates. All essential teammates who continue working during this period will participate in salary reductions. Additionally, the Company previously announced that both its Chairman and its President and Chief Executive Officer elected to forgo their salary until such time as normal business operations resume. Similarly, the Company’s Board of Directors elected to forgo their respective quarterly cash retainers for the current quarter.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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